                                                                    EXHIBIT 99.1

                    APPLIED INNOVATION REPORTS FOURTH QUARTER
                      AND FULL YEAR 2005 FINANCIAL RESULTS

     COMPANY REPORTS FIRST YEAR OVER YEAR SALES INCREASE SINCE YEAR 2000 AND
                             RETURN TO PROFITABILITY

AT APPLIED INNOVATION:
Julia A. Fratianne
Vice President and Chief Financial Officer
(614) 798-2000

DUBLIN, OHIO (FEBRUARY 15, 2006) - Applied Innovation Inc. (NASDAQ: AINN) today announced positive operating results for the fourth quarter and year ended December 31, 2005.

Sales for the year ended December 31, 2005 totaled $31.7 million, compared to sales of $31.4 million in 2004. Sales for the three months ended December 31, 2005 were $8.3 million, compared to sales of $10.0 million in the fourth quarter last year. The Company achieved net income of $2.1 million for 2005, or $0.14 per diluted share, compared to a net loss of $0.8 million, or $0.05 per diluted share, in 2004. Net income for the three months ended December 31, 2005 was $0.8 million, or $0.05 per diluted share, compared to net income of $0.7 million, or $0.05 per diluted share, in the fourth quarter of the prior year.

The Company generated $4.1 million in cash from operations during 2005 and ended the year with $30.1 million of cash and investments. There was no debt outstanding at December 31, 2005.

Chief Executive Officer William H. Largent said "The fourth quarter results came in as expected and we are pleased with our overall results for 2005. Our key objectives for 2005 were to continue to be an important and innovative supplier to our wireline customer base, leverage our expansion into the wireless and international markets, produce year over year sales growth and deliver profitable annual operating results. We achieved all of these key objectives while expanding our product offering and obtaining new customers."

Mr. Largent continued, "Our employees have performed well, delivering on a majority of the plans we established at the beginning of 2005. During the past year we enhanced our sales organization with several key additions. Also, one week ago, we added Bill Pollack as our President and Chief Operating Officer. Bill comes to us after serving in various senior level positions with Cisco Systems, Ipswitch, Inc. and Telcordia Technologies. Bill brings his strong communications background to Applied, where we believe his efforts, coupled with our improved sales team and experienced research and development organization, will enable Applied to successfully enter new markets."

"We will continue to focus on research and development investments and market development activities that show the greatest revenue growth potential. The Company's sensor management solution for the government market has produced modest results to date. We realize the government marketplace for our product is still in the development stage and will maintain our position as a solution provider; however, we do not expect to realize significant revenue from this product offering in the near future. Our plans in 2006 call for increased staff in the strategic marketing and product areas, as well as a greater focus on the rapidly converging communications marketplace. Our objectives for 2006 are to optimize Applied's top and bottom line growth while continuing to serve our worldwide customers and enhance shareholder value," concluded Mr. Largent.

OTHER OPERATING RESULTS

The Company's gross profit for the fourth quarter of 2005 decreased to $4.5 million compared to gross profit of $5.5 million for the fourth quarter of 2004. As a percentage of sales, gross profit was 55% for both periods.

Gross profit on product sales for the fourth quarter of 2005 was $3.5 million, or 52% of product sales of $6.7 million. For the same period last year, product sales were $8.6 million and generated gross profit of $4.7 million, or 55% of product sales.

Services gross profit for the fourth quarter of 2005 was $1.0 million, or 63% of services sales of $1.6 million. For the fourth quarter of 2004, services sales of $1.3 million generated gross profit of $0.8 million, or 62% of services sales.

Research and development expenses for the fourth quarter of 2005 were $1.1 million, or 13% of sales, compared to $1.1 million, or 11% of sales, for the fourth quarter of 2004.

Selling, general and administrative expenses for the fourth quarter of 2005 were $2.5 million, or 30% of sales, compared to $3.0 million, or 30% of sales, for the fourth quarter of 2004. Headcount reductions and the Company's focus on cost controls in 2005 resulted in decreased salary and related expenses, travel, consulting and depreciation compared to 2004.

ABOUT APPLIED INNOVATION

Applied Innovation provides hardware and software applications that drive operational efficiency and improved quality in wireless, wireline and converging networks. Applied's industry-leading solutions include sophisticated remote site management, 3G network data quality monitoring and logical security of critical networks. Applied Innovation solutions are currently installed in more than 34,000 sites worldwide.

Headquartered in Dublin, Ohio, Applied is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.AppliedInnovation.com.

SAFE HARBOR STATEMENT

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company's ability to generate sales orders during 2005 and thereafter; that the anticipated demand for the products and services offered by the Company may decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company's present products and services and its ability to hire technical staff; the Company's ability to adapt to technological changes; the availability of capital to support the Company's business plans; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)

SUMMARY BALANCE SHEET INFORMATION

                                                 (Unaudited)
                                                Dec. 31, 2005   Dec. 31, 2004
                                                -------------   -------------
Cash and cash equivalents                          $ 9,874         $ 9,774
Short-term investments                              10,478           6,922
Accounts receivable, net                             4,273           4,658
Inventory, net                                       2,997           2,392
Other current assets                                 1,533           1,490
                                                   -------         -------
   Current assets                                   29,155          25,236
Property, plant and equipment, net                   5,899           6,541
Investments                                          9,740           9,002
Goodwill                                             3,526           3,526
Other assets                                         2,187           3,093
                                                   -------         -------
   Total assets                                     50,507          47,398
                                                   =======         =======

Accounts payable                                     1,030             853
Accrued expenses                                     2,985           2,704
Deferred revenue                                     1,102             901
                                                   -------         -------
   Total liabilities                                 5,117           4,458
Stockholders' equity                                45,390          42,940
                                                   -------         -------
   Total liabilities and stockholders' equity      $50,507         $47,398
                                                   =======         =======

SUMMARY OPERATIONAL INFORMATION (UNAUDITED)

                                        Three Months Ended              Year Ended
                                           December 31,                December 31,
                                    -------------------------   -------------------------
                                        2005          2004          2005          2004
                                    -----------   -----------   -----------   -----------
Sales                               $     8,311   $     9,959   $    31,690   $    31,397
Cost of sales                             3,778         4,478        13,957        14,524
                                    -----------   -----------   -----------   -----------
   Gross profit                           4,533         5,481        17,733        16,873
R&D                                       1,111         1,076         4,416         5,120
SG&A                                      2,525         3,012        10,185        13,178
Restructuring charges                       (12)          378           873           606
                                    -----------   -----------   -----------   -----------
   Income (loss) from operations            909         1,015         2,259        (2,031)
Interest and other income                   299           169           822           452
                                    -----------   -----------   -----------   -----------
   Income (loss) before taxes             1,208         1,184         3,081        (1,580)
Income tax expense (benefit)                390           456           978          (787)
                                    -----------   -----------   -----------   -----------
   Net income (loss)                $       818   $       728   $     2,103   $      (793)
                                    ===========   ===========   ===========   ===========

Diluted earnings (loss) per share   $      0.05   $      0.05   $      0.14   $     (0.05)
Diluted shares                       15,253,952    15,137,609    15,238,730    15,077,118

SUMMARY CASH FLOW INFORMATION (UNAUDITED)

                                                   Three Months Ended       Year Ended
                                                      December 31,         December 31,
                                                   ------------------   -----------------
                                                     2005      2004       2005      2004
                                                    -------   ------    -------   -------
Operating activities:
   Net income (loss)                                $   818   $  728    $ 2,103   $  (793)
   Depreciation and amortization                        146      230        698     1,209
   Deferred income taxes                                374      600        930      (569)
   Other non-cash charges, net                          (19)      13         (7)       73
   Working capital changes, net                      (1,633)     843        415    (1,051)
                                                    -------   ------    -------   -------
      Operating cash flow                              (314)   2,414      4,139    (1,131)
                                                    -------   ------    -------   -------
Investing activities:
   Purchases of PP&E                                    (38)    (110)       (97)     (647)
   Changes in investments, net                          986      404     (4,344)       (6)
   Other, net                                            --       20         22        26
                                                    -------   ------    -------   -------
      Investing cash flow                               948      314     (4,419)     (627)
                                                    -------   ------    -------   -------
Financing activities:
   Payment of note                                       --       --         --      (750)
   Proceeds from sale of stock                           36       66        380       251
                                                    -------   ------    -------   -------
      Financing cash flow                                36       66        380      (499)
                                                    -------   ------    -------   -------
Increase (decrease) in cash and cash equivalents        670    2,794        100    (2,257)
Cash and cash equivalents - beginning of period       9,204    6,980      9,774    12,031
                                                    -------   ------    -------   -------
Cash and cash equivalents - end of period           $ 9,874   $9,774    $ 9,874   $ 9,774
                                                    =======   ======    =======   =======